EXHIBIT 99.1
Contact:

Julie Wood
510-597-6505
FOR IMMEDIATE RELEASE
ONYX PHARMACEUTICALS REPORTS
SECOND QUARTER AND SIX MONTH 2005 FINANCIAL RESULTS
EMERYVILLE, CALIF. August 4, 2005 — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported a net loss of $18.1 million, or $0.51 per share, for the second quarter ended June 30, 2005, compared with a net loss of $13.1 million, or $0.38 per share, for the same quarter in 2004. The second quarter 2005 results reflect the ongoing investment in sorafenib (formerly known as BAY 43-9006), an anticancer compound that Onyx is codeveloping with Bayer Pharmaceuticals Corporation.
“Onyx is poised to establish an oncology business with sorafenib, a novel oral anticancer compound,” said Hollings C. Renton, the company’s president and chief executive officer. “With our collaborator, Bayer, we have completed the sorafenib New Drug Application (NDA) for patients with advanced renal cell carcinoma and have submitted the filing to the FDA. Our growing commercial team is actively preparing for the potential launch of sorafenib in the first half of 2006.”
Renton continued, “At the same time, we have also laid the groundwork for the next phase of our corporate growth by beginning pivotal trials of sorafenib in two additional tumor types, and expanding the number of earlier stage clinical studies. As a result of this sizeable clinical and commercial investment, we expect our net loss for the year to be approximately $100 million.”
For the quarters ended June 30, 2005 and 2004, Onyx reported no revenue. Total operating expenses were $19.9 million in the second quarter of 2005, as compared to $13.8 million during the same period in the prior year. The $6.1 million increase was primarily due to higher clinical development and marketing expenses associated with sorafenib.
Research and development costs were $12.1 million in the second quarter of 2005 compared to $9.8 million in the second quarter of 2004. The increase was principally due to expenses associated with the sorafenib pivotal Phase III kidney cancer trial, as well as the expanding clinical development program, including commencement of Phase III trials in liver cancer and metastatic melanoma initiated in the first half of 2005. Marketing costs were $5.4 million in the second quarter of 2005 as compared to $1.5 million in the same period in the prior year. The increase was due to precommercial marketing activities in preparation for the anticipated commercial launch of sorafenib in 2006. General and administrative costs were $2.5 million in the second quarter of 2005 as compared to $2.3 million in the second quarter of 2004.
As of June 30, 2005, the company had cash, cash equivalents, and marketable securities of $177.4 million compared to $209.6 million at December 31, 2004. The decrease reflects the cash used in operations during the first half of 2005.

Six-month Results
For the six months ended June 30, 2005, the company reported a net loss of $34.2 million, or $0.97 per share, compared with a net loss of $21.3 million, or $0.63 per share, for the same period in 2004. For the six months ended June 30, 2005, Onyx reported revenue of $1.0 million. The company recorded no revenue for the six months ended June 30, 2004. The 2005 revenue represented a payment received from Shanghai Sunway Biotech Co., Ltd for exclusive rights to the p53-selective virus, ONYX-015. Total operating expenses were $38.3 million for the six months ended June 30, 2005, a $15.8 million increase from the $22.5 million for the same period in the prior year.
Conference Call with Management Today
Onyx’s management will host a teleconference and webcast today discussing the company’s financial results. The event will begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Interested parties may access the live webcast at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112065&eventID=1102879 or by dialing 617-213-8853 and using the passcode 88307639. A replay of the presentation will be available on the Onyx website, or by dialing 617-801-6888 and using the pass code 98568332 approximately one hour after the teleconference concludes. The replay will be available through September 4, 2005.
About Onyx Pharmaceuticals, Inc.
Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including sorafenib with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
This press release contains forward-looking statements regarding timing and likelihood of success of the development, as well as the planned commercial launch of sorafenib and Onyx’s anticipated net loss for 2005. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company’s expectations. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and its Quarterly Reports on Form 10-Q.
(see attached tables)

ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Total revenue	$—	$—	$1,000	$—
Operating expenses:
Research and development	12,079	9,795	25,611	16,410
Marketing	5,362	1,471	7,316	1,760
General and administrative	2,478	2,278	5,324	4,079
Restructuring	—	258	—	258

Total operating expenses	19,919	13,802	38,251	22,507

Loss from operations	(19,919)	(13,802)	(37,251)	(22,507)
Interest income, net	1,403	696	2,635	1,220
Other income	375	—	375	—

Net loss	$(18,141)	$(13,106)	$(34,241)	$(21,287)

Basic and diluted net loss per share	$(0.51)	$(0.38)	$(0.97)	$(0.63)

Shares used in computing basic and diluted net loss per share	35,313	34,723	35,293	33,639

CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
	2005	2004
	(unaudited)	(1)

Assets
Cash, cash equivalents and marketable securities	$177,352	$209,624
Other current assets	7,518	3,807

Total current assets	184,870	213,431
Property and equipment, net	1,577	1,623
Other assets	90	492

Total assets	$186,537	$215,546

Liabilities and stockholders’ equity
Current liabilities	19,779	15,558
Advance from collaboration partner	20,000	20,000
Stockholders’ equity	146,758	179,988

Total liabilities and stockholders’ equity	$186,537	$215,546

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004.

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